Exhibit 21

                      LIBERTY PROPERTY TRUST
               LIBERTY PROPERTY LIMITED PARTNERSHIP
                       LIST OF SUBSIDIARIES



Liberty Special Purpose Trust
Liberty Property Philadelphia Corp.
Liberty Property Philadelphia Trust
Liberty Property Philadelphia Trust - IV East
Liberty Property Philadelphia Trust - IV West
Liberty Property Philadelphia Limited Partnership
Liberty Property Philadelphia Limited Partnership II
Liberty Property Philadelphia Limited Partnership III
Liberty Property Philadelphia Limited Partnership - IV East
Liberty Property Philadelphia Limited Partnership - IV West
Liberty Property Scottsdale Limited Partnership
Land Holdings Realty LLC
Rivers Business Commons Associates Limited Partnership
Liberty Lehigh Partnership
Liberty Property Malvern Limited Partnership
Liberty Property Malvern LLC
Liberty Property Development Corp.
Liberty Property Development Corp. II
Liberty Property Development Corp. III
Liberty UK Development Corp.
Liberty 2001 Corp.